SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported
August 30, 2001

NetRadio Corporation
(Exact name of registrant as specified in its charter)

MINNESOTA
(State or other jurisdiction of incorporation of organization)

0-23928 (Commission File Number)	41-1819471 (IRS Employer Identification Number)

10025 Valley View Road, Suite 190 Eden Prairie, Minnesota (Address of principal executive offices)	55344 (Zip Code)

Registrant’s telephone number, including area code: (952) 259-6700

Item 5. OTHER EVENTS

     On August 30, 2001 NetRadio issued a press release announcing that two of its shareholders, Navarre Corporation and ValueVision International, Inc., entered into a Securities Purchase Agreement to sell the shares of NetRadio Corporation held by them, representing approximately 60% of the outstanding shares of NetRadio to The Advisory Board, Inc., a New York based media company at a price per share of $1.05. In connection with the transaction, Navarre Corporation agreed to sell a promissory note representing approximately $3.1 million of outstanding indebtedness owed to it by NetRadio to the Selevan Group. The Selevan Group and NetRadio agreed to convert this indebtedness into shares of common stock of NetRadio. Further, in connection with the transaction as well, the Selevan Group agreed to purchase shares of a newly created convertible preferred stock of NetRadio in amounts sufficient for NetRadio to maintain a cash balance of $7 million, which NetRadio expects will facilitate compliance with The Nasdaq SmallCap Market continued listing standards. The transaction is subject to normal closing conditions, including NetRadio shareholder approval. The Securities Purchase Agreement is attached as Exhibit 10.1 and the press release is attached as Exhibit 99.1.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1	Securities Purchase Agreement, dated as of August 30, 2001, by and among The Advisory Board, Inc., ValueVision International, Inc., NetRadio Corporation and Navarre Corporation

Exhibit 99.1	NetRadio press release issued August 30, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NetRadio Corporation Registrant

Date:	August 30, 2001	By	/s/ Cary L. Deacon Name: Cary L. Deacon Title: Chief Executive Officer